Exhibit 11

                    HEICO CORPORATION AND SUBSIDIARIES

                     COMPUTATION OF EARNINGS PER SHARE


                                                                1995 (2)                         1994 (2)
                                                     --------------------------         ---------------------------
                                                                         FULLY                              FULLY
                                                      PRIMARY           DILUTED          PRIMARY           DILUTED
                                                     ---------         ---------        ---------         ---------
Six months ended April 30:

Weighted average number of common
     shares outstanding                              2,501,323         2,501,323        2,497,254         2,497,254

Common Stock equivalents arising from
     dilutive stock options (1)                         59,357           108,721           48,945            48,945
                                                     ---------         ---------        ---------         ---------
                                                     2,560,680         2,610,044        2,546,199         2,546,199
                                                     =========         =========        =========         =========

Income per share from operations
     before cumulative effect of
     change in accounting principle                    $0.48             $0.47             $0.19            $0.19
                                                       =====             =====             =====            =====

Cumulative effect per share of
     change in accounting principle                      --                --             $0.15             $0.15
                                                       =====             =====            =====             =====

Net income per share (1)                               $0.48             $0.47            $0.34             $0.34
                                                       =====             =====            =====             =====

Three months ended April 30:

Weighted average number of common
     shares outstanding                              2,508,032         2,508,032        2,493,311         2,493,311

Common Stock equivalents arising from
     dilutive stock options (1)                         84,777           169,354           36,728            36,728
                                                     ---------         ---------        ---------         ---------
                                                     2,592,809         2,677,386        2,530,039         2,530,039
                                                     =========         =========        =========         =========

Income per share from operations
     before cumulative effect of
     change in accounting principle                    $0.25             $0.24             $0.15            $0.15
                                                       =====             =====             =====            =====

Cumulative effect per share of
     change in accounting principle                      --                --               --                --
                                                       =====             =====            =====             ====

Net income per share (1)                               $0.25             $0.24            $0.15             $0.15
                                                       =====             =====            =====             =====




(1) Computed under the "treasury stock" method using the average market price for the primary computation and using the higher of average or ending market prices for the fully diluted computation.

(2) All of the following information has been restated to reflect the 10% stock dividend declared on May 8, 1995 (see Note 6 to the Consolidated Condensed Financial Statements).

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